Exhibit 3.54

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF LIMITED PARTNERSHIP OF

LAKE INVESTMENT, L.P.

The undersigned, being the sole general partner of Lake Investment, L.P., a Delaware limited partnership, (the “Limited Partnership”) hereby executes this certificate of amendment to the Limited Partnership’s certificate of limited partnership pursuant to Section 17-202 of the Delaware Revised Uniform Limited Partnership Act.

Paragraph 3 of the certificate of limited partnership is amended to read in its entirety as follows:

3.               The name and address of the general partner is:

NCP Lake Power Incorporated
1551 N. Tustin Avenue, suite 900
Santa Ana, California 92701

IN WITNESS WHEREOF, the undersigned general partner has duly executed this Certificate of Amendment to Certificate of Limited Partnership this 13 day of August, l993.

NCP LAKE POWER INCORPORATED

By:	/s/ Donald D. Mckechnie
Name:	Donald D. Mckechnie
Title:	President